Consent of Independent Auditors


                                                                  EXHIBIT 23.1

The Board of Directors
  Aetna Life and Casualty Company

               We consent to incorporation by reference in the Registration Statement on Form S-3 of Aetna Life and Casualty Company of our reports dated February 8, 1994, relating to the consolidated balance sheets of Aetna Life and Casualty Company and Subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of income, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1993, which reports appear in or are incorporated by reference in the December 31, 1993 annual report on Form 10-K of Aetna Life and Casualty Company.

               Our reports refer to changes in 1993 in the company's accounting for certain investments in debt and equity securities, reinsurance of short-duration and long-duration contracts, post-employment benefits, workers' compensation life table indemnity reserves and retrospectively rated reinsurance contracts and to changes in 1992 in the company's accounting for income taxes and postretirement benefits other than pensions.

               We also consent to the reference to our firm under the heading "Experts" in the Prospectus.


                                       /s/   KPMG Peat Marwick LLP



Hartford, Connecticut
October 6, 1994